UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 20, 2009

First Commonwealth Financial Corporation

(Exact name of registrant as specified in its charter)

Pennsylvania	001-11138	25-1428528
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

22 North Sixth Street, Indiana, PA	15701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (724) 349-7220

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Incentive Compensation Plan

On April 20, 2009, shareholders of First Commonwealth Financial Corporation (“First Commonwealth”) approved the First Commonwealth Incentive Compensation Plan (the “Plan”) at the annual meeting of shareholders. The Plan was adopted by First Commonwealth’s Board of Directors on January 20, 2009, subject to shareholder approval.

A summary of the material terms of the Plan is set forth in First Commonwealth’s definitive proxy statement for the 2009 annual meeting of shareholders, filed March 16, 2009, under the heading “Proposal 2 – Approval of the First Commonwealth Financial Corporation Incentive Compensation Plan,” and is incorporated by reference in this Report.

As previously disclosed, the Board of Directors approved an amendment to the Plan on April 6, 2009, that reduced the number of shares of common stock that may be issued under the Plan from 6,000,000 shares to 5,000,000 and eliminated a feature of the Plan’s share recycling provision that would allow the company to reissue shares that were delivered to pay all or a portion of the exercise price of an award or to satisfy all or a portion of the tax withholding obligations relating to an award. This amendment became effective upon the approval of the Plan by shareholders.

Amendments to SERP

On April 20, 2009, the Executive Compensation Committee of the Board of Directors approved an amendment to the First Commonwealth Supplemental Executive Retirement Plan (“SERP”). The amendment changes the definition of compensation under the SERP to exclude overtime pay, bonuses, commissions and incentive pay and to suspend employer contributions to the SERP from April 9, 2009 through December 31, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 23, 2009

FIRST COMMONWEALTH FINANCIAL CORPORATION

By:	/s/ Edward J. Lipkus, III
Name:	Edward J. Lipkus, III
Title:	Executive Vice President and Chief Financial Officer